Exhibit 99.1

AmREIT Reports First Quarter Results

HOUSTON--(BUSINESS WIRE)--AmREIT (AMEX:AMY), a Houston-based real estate development and advisory company that has elected to be taxed as a real estate investment trust, today announced financial results for the first quarter ended March 31, 2008.

First Quarter Highlights:

Corporate

  Funds from Operations available to class A common shareholders (FFO) for the first quarter 2008 were $724,000, or $0.12 per share which represents the top range of first quarter guidance, compared with first quarter 2007 FFO of $259,000, or $0.04 per share. Modified FFO and FFO were the same for the quarter;
  Net loss available to Class A common shareholders for the first quarter 2008 was a loss of $1.5 million, or ($0.24) per share, compared with a net loss of $1.7 million, or ($0.27) per share, for the same period in 2007;
  Operating revenues for the first quarter 2008 were $11.6 million compared with $10.8 million for the same period in 2007 due to same property NOI growth and an increase in year-over-year real estate transactional activity. Revenues from the property portfolio and asset management fees totaled $8.1 million, increasing by 9.6% from $7.4 million for the same period in the prior year;
  Total distributions paid to all classes of shareholders exceeded FFO (which is the same as Modified FFO for the quarter) available to all classes of common shareholders by $49,000 for the first quarter 2008. This compares with total distributions paid to all classes of common shareholders exceeding FFO for all classes of common shareholders by $526,000 for the same period in 2007;
  The Board of Trust Managers declared a quarterly dividend of $0.1242 per class A common share for the second quarter 2008, which will be paid in three monthly installments;
  FFO and Modified FFO estimates for the second quarter 2008 are $0.06 to $0.12 per class A share, and management reiterates its annual FFO guidance of $0.61 to $0.69 and Modified FFO guidance of $0.85 to $0.89, per class A common share. Modified FFO will adjust traditional FFO for restructuring charges and the monetization of value created in our advisory funds and properties;

Portfolio

  Portfolio occupancy as of March 31, 2008 is 97.9%, an increase of 0.50% compared with March 31, 2007 occupancy of 97.4% and a slight decrease of 0.20% compared with December 31, 2007 occupancy of 98.1%;
  New leasing rates as compared with the expiring leasing rates remain strong, with average increase in leasing rates on expiring space of 8.8% during the quarter;

Asset Advisory

  Equity under management increased from $159 million as of December 31, 2007 to $164 million as of March 31, 2008; and
  Subsequent to the quarter end, REITPlus, Inc. raised the minimum offering amount in its best efforts public offering and is now able to invest in its initial property, Shadow Creek Ranch.

Commenting on the financial results for the quarter, Chad C. Braun, AmREIT’s Chief Financial Officer, noted, “The first quarter unfolded much as we expected it would in our 2008 guidance with the strong performance from our portfolio of Irreplaceable Corners complimented by attractive activity within our real estate transactional group. The launch of REITPlus has been slower than anticipated, however, the message and investment strategy is being received well in the marketplace, and we have assembled a high quality team of professionals within the advisory group.”

H. Kerr Taylor, Chairman and Chief Executive Officer of AmREIT, added, “Our focus for 2008 is to grow the company in three key areas – Net Asset Value, profitability as measured by Modified FFO and the value of the advisory business. We measure our progress internally on these metrics and believe that each will ultimately lead to increased value for our shareholders. Our performance in the first quarter was consistent with our full-year goals in each area. Net Asset Value improved to a range of $9.00 to $10.00 per share on strong growth in same property NOI and growth in total assets; Modified FFO was at the high end of our projected range and on track for 2008; and we increased our total assets under management as well as reached a pivotal milestone in capital raising for REITPlus with its first investment.”

Portfolio of Irreplaceable Corners

As of March 31, 2008, AmREIT owned 50 properties, with approximately 97.3% of its rental income coming from properties located in major Texas metropolitan areas.

The portfolio generated $7.8 million in total revenue during the first quarter of 2008, up 9.8% compared with $7.1 million generated for the same period in 2007. The increase in revenue is a result of increased leasing spreads on lease renewals, and improved occupancy across the portfolio. After expenses and allocation of dividends paid on the Company's non-traded shares, the segment reported a net loss of $1.1 million, or ($0.18) per class A common share and FFO totaling approximately $763,000, or $0.13 per Class A common share, for the quarter.

Real Estate Development and Operations

AmREIT's real estate development and operating business generated $2.8 million in revenue during the first quarter, a 16.6% increase compared to the $2.4 million in revenue for the same period in 2007. The increase in revenue is due to an increase in transactional revenue – primarily acquisition fees related to projects acquired on behalf of our advisory funds. During the quarter, on behalf of our advisory funds, we closed on two projects: Shadow Creek Ranch located in Houston, Texas and Village on the Green located in San Antonio, Texas.

Expenses associated with this line of business for the first quarter were approximately $2.8 million (including direct construction costs of $1.1 million), resulting in net income and FFO of $10,000 or ($0.00) per class A common share. This business is transactional in nature, and the timing of these transactional revenue sources from quarter to quarter is difficult to predict, however, the majority of the expenses and personnel costs associated with this business are recurring throughout the year.

Asset Advisory Business

As of March 31, 2008, AmREIT had a combined $164 million in equity capital under management in its five actively managed income and growth funds. For the quarter, this group generated total revenues of $972,000, including $525,000 related to securities commissions earned on sales of units in the merchant development funds and shares of REITPlus, Inc.

For the quarter, expenses associated with this line of business were approximately $1.1 million, including $485,000 in securities commission expense. The asset advisory group generated a net loss of $343,000, or ($0.06) per class A common share and a loss to FFO of approximately $49,000, or ($0.01) per Class A common share, for the quarter.

AmREIT updates earnings guidance on a quarterly basis and will update its annual guidance as well as give guidance for the upcoming quarter.

Conference Call

AmREIT will hold its quarterly conference call to discuss first quarter 2008 results on Wednesday, May 7, 2008, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested parties are encouraged to access the live webcast by visiting the shareholder relations page of AmREIT’s website at www.amreit.com. The dial-in number for the call is 1-303-262-2138. The call will also be available for replay through May 14, 2008, by dialing 1-303-590-3000 and entering the passcode 11112909#.

Supplemental Financial Information

Further details regarding AmREIT’s results of operations, properties, and tenants can be accessed at the Company’s web site at www.amreit.com.

About AmREIT

AmREIT (AMEX:AMY), is a full service real estate company dedicated to providing the highest standard of service and value to its clients, partners and investors. For 24 years, AmREIT has delivered on its vision to become the Irreplaceable Corners™ company through investments, acquisitions, value add developments and management of high quality retail and mixed-use properties. AmREIT has more than 1.3 million square feet in various stages of development, re-development or in the pipeline for its advisory funds. AmREIT is headquartered in Houston, Texas and has an office in Dallas, Texas. To learn more, please visit our website at www.amreit.com.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

For more information, call Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

(Tables to Follow)

Operating Results (in thousands, except share and per share data)

	Three Months Ended
	March 31,
Revenues:	2008	2007
Rental income from operating leases	$7,673	$7,054
Earned income from direct financing leases	60	59
Real estate fee income	170	694
Real estate fee income – related party	1,432	713
Construction revenues	432	97
Construction revenues – related party	904	876
Securities commission income – related party	525	993
Asset management fee income – related party	376	284
Total revenues	11,572	10,770

Expenses:
General and administrative	2,423	2,153
Property expense	1,995	1,728
Construction expense	1,121	861
Legal and professional	443	292
Real estate commissions	37	421
Securities commissions	485	829
Depreciation and amortization	1,931	1,941
Total expenses	8,435	8,225

Operating income	3,137	2,545

Other income (expense):
Interest and other income – related party	274	244
(Loss) income from merchant development funds and other affiliates	(143)	(12)
Federal income tax benefit for taxable REIT subsidiary	71	148
Interest expense	(2,431)	(2,090)
Minority interest in income of consolidated joint ventures	17	8

Income before discontinued operations	925	843

Income from discontinued operations	72	160
Gain on sale of real estate acquired for resale	-	-

Net income	997	1,003

Distributions paid to Class B, C and D shareholders	(2,498)	(2,705)
Net (loss) available to class A shareholders	$(1,501)	$(1,702)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2008	2007
Reconciliation of Net Income before discontinued operations to Funds From Operations (“FFO”):
Income before discontinued operations	$925	$843
Income (loss) from discontinued operations	72	160
Depreciation – from operations	1,931	1,941
Depreciation – from discontinued operations	-	3
Adjustments for non-consolidated affiliates	294	17
Gain on sale of real estate held for investment	-	-
Class B, C and D distributions	(2,498)	(2,705)
FFO available to Class A shares	$724	$259
Basic and Diluted Per Class A Share Data:
Loss before discontinued operations	$(0.25)	$(0.29)
Income from discontinued operations	$0.01	$0.03
Net (loss)	$(0.24)	$(0.26)
FFO	$0.12	$0.04
Distributions per Class A share	$0.12	$0.12
Distributions per Class B, C and D share	$0.34	$0.52

Share Data: Weighted average Class A common shares used to compute net income per share, basic and diluted	6,215,573	6,320,264
Market Capitalization Table

Common Shares Outstanding (03/31/08)	Number of Shares	Price	Market Equity
Class A, net of treasury shares	6,297,181	$7.15	45,024,844
Class C (priced at par value)	4,154,691	$10.00	41,546,910
Class D (priced at par value)	11,039,913	$10.00	110,399,130
Total	21,491,785		196,970,884

Balance Sheet Highlights (in thousands)

	March 31,	December 31,
	2008	2007
Real estate investments before accumulated depreciation	$282,083	$281,713
Real estate held for investment, net	265,225	266,087
Net investment in direct financing leases	2,060	2,058
Total assets	344,100	343,757
Notes payable	173,905	168,560
Total liabilities	196,688	193,145
Minority interest	1,185	1,179
Total shareholders’ equity	146,227	149,433

Non-GAAP Financial Disclosure

This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT’s performance. AmREIT’s definitions and calculations of non-GAAP financial measures may differ from those used by other equity REIT’s, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from sales of property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. AmREIT calculates its FFO in accordance with this definition. Management considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. FFO is not defined by GAAP and should not be considered as an alternative to net income as an indication of our operating performance or to net cash provided by operating activities as a measure of our liquidity.

Projected FFO is calculated in a method consistent with historical FFO, and AmREIT considers projected FFO to be an appropriate supplemental measure when compared with projected EPS. A reconciliation of the projected FFO to projected EPS per share is provided below:

	Projected 2008 Range		Historical
	High	Low	12/31/07
Net (loss) available to Class A shareholders	($0.56)	($0.64)	$(1.01)
Depreciation and amortization	1.25	1.25	1.24
Adjustment for non-consolidated affiliates	-	-	0.07
Less gain on sale of real estate	(0.00)	(0.00)	(0.00)
FFO available to Class A shareholders	$0.69	$0.61	$0.30
Modified FFO available to Class A shareholders	$0.89	$0.85	$0.45

CONTACT:
AmREIT
Chad C. Braun, 713-850-1400
cbraun@amreit.com